Exhibit 99.1

Millipore Reports Second Quarter 2009 Financial Results

Performance highlighted by continued strength in Bioprocess Division and strong free cash flow

Company increases full-year 2009 guidance for revenues, earnings and cash flow

BILLERICA, Mass. – August 6, 2009 – Millipore Corporation (NYSE:MIL), a leading provider of technologies, tools and services for the global life science industry, today reported financial results for its second quarter ended July 4, 2009.

Revenues for the second quarter declined 1 percent from the previous year, totaling $409 million. Excluding a 6 percent unfavorable impact from changes in foreign currency, revenues in the quarter grew 5 percent. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioscience Division grew 4 percent, while the Company’s Bioprocess Division grew 7 percent from the previous year.

Millipore’s second quarter earnings per share were $0.72 per share, compared to $0.69 per share in the second quarter of 2008. Non-GAAP earnings per share grew 9 percent to $1.00 per share, from $0.92 per share in the second quarter of 2008. A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

Through the first six months of 2009, Millipore’s revenues grew 1 percent totaling $817 million. Excluding a 7 percent unfavorable impact from changes in foreign currency, revenues grew 8 percent. On a divisional basis, excluding changes in foreign currency, Millipore’s Bioscience Division grew 5 percent, while the Company’s Bioprocess Division grew 10 percent from the previous year. GAAP net income attributable to Millipore was $93 million, or $1.67 per share. Non-GAAP net income attributable to Millipore was $115 million, or $2.06 per share, resulting in approximately 20 percent earnings per share growth over the first six months of 2008.

“We continued to deliver solid operating results in the second quarter, as our Bioprocess Division sustained the recovery that it began earlier this year,” said Martin Madaus, Chairman & CEO of Millipore. “The growth of the division was driven by higher spending on our downstream bioprocessing products from biotechnology customers in North America and Asia. Our Bioscience Division performance was highlighted by strength in our flow cytometry business and by accelerating growth in Life Science product categories such as stem cell research and multiplex immunoassays. This growth is being offset by slower sales of our laboratory water instruments and weak demand from large pharmaceutical customers due to a challenging market environment.

“The Company’s overall revenue performance remains strong and is enabling us to generate attractive operating leverage and cash flow. On a year-to-date basis, we have expanded our non-GAAP operating margin by 190 basis points and increased our free cash flow by 69 percent. As we look to the second half of the year, we expect our revenue and earnings growth will be lower than the first half of 2009 as we make strategic investments to accelerate innovation and as we face five fewer selling days in our fourth quarter. Overall, we expect our financial performance will be very strong this year and we are increasing our guidance to reflect our exceptional performance in the first half of the year.”

For the full year 2009, Millipore anticipates that its reported revenues will grow between 2 and 3 percent over 2008, compared to its previous estimate for revenues to range between a 1 percent decline and 1 percent growth. Excluding a 3 percent unfavorable impact from changes in foreign currency, the Company anticipates revenues will grow between 5 and 6 percent, compared to its previous guidance of 3 to 5 percent growth. Millipore is raising its outlook for non-GAAP earnings per share and expects non-GAAP EPS to be in a range between $3.85 and $3.95 per share in 2009, compared to its previous guidance of $3.75 to $3.90 per share. The Company is also raising its guidance for free cash flow, which it expects will total approximately $245 million for the full year, compared to its previous guidance of $220 million.

Q2 2009 Highlights

•

Bioprocess Division generated 7 percent revenue growth, excluding changes in foreign currency. The division saw strong demand for its downstream bioprocessing products used in the production of biologics. The division also saw significant growth for several of its new products, including disposable manufacturing and virus filtration.

•

Bioscience Division generated 4 percent revenue growth, excluding changes in foreign currency. The performance was highlighted by solid performance in stem cell research, flow cytometry, multiplex immunoassays, and biopharmaceutical services.

•

Millipore’s innovation strategy produced the following key product launches: the guava easyCyte™ 8HT flow cytometry system, a compact, affordable, six-color flow cytometry system; Mobius CellReady 3L Bioreactor, the first disposable bioreactor for process development; and ESGRO Complete™ PLUS, a new serum free stem cell media for studying embryonic stem cells.

•	Increased non-GAAP operating margin to 21.8%, an 80 basis point improvement from the previous year led by a substantial improvement in non-GAAP gross margin.

•	Generated approximately $53 million of free cash flow, representing 18 percent growth over the second quarter of 2008.

•

Signed agreements with Proteome Sciences to develop research tools for Alzheimer’s research; with BioTime to distribute human embryonic progenitor (hEP) cell lines; and with Boston University to access state-of-the art stem cell technology.

Revenue Growth by Geography ($ millions):

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008	% Growth	July 4, 2009	June 28, 2008	% Growth
Americas	$168.7	$153.3	10%	$333.9	$299.6	11%
Europe	163.4	189.3	(14%)	326.3	360.6	(9%)
Asia/Pacific	76.5	71.6	7%	156.3	150.2	4%

Total	$408.6	$414.2	(1%)	$816.5	$810.4	1%

Revenue Growth by Division ($ millions):

	Three Months Ended			Six Months Ended
	July 4, 2009	June 28, 2008	% Growth	July 4, 2009	June 28, 2008	% Growth
Bioprocess	$229.9	$229.8	—	$459.9	$446.4	3%
Bioscience	178.7	184.4	(3%)	356.6	364.0	(2%)

Total	$408.6	$414.2	(1%)	$816.5	$810.4	1%

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Daylight Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing (800) 475-6701 or (320) 365-3844 and entering confirmation code: 106822. The telephonic replay will be available beginning at 6:45 p.m. Eastern Daylight Time on August 6, 2009 until 11:59 p.m. Eastern Daylight Time on August 10, 2009.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 5,900 employees in 30 countries worldwide.

Advancing Life Science Together™

Research. Development. Production.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, operating profit, operating margin, pre-tax income, net income attributable to Millipore, diluted earnings per share, and free cash flow. Non-GAAP gross profit, gross profit margin, operating profit, operating margin, pre-tax income, net income attributable to Millipore and diluted earnings per share exclude costs related to global supply chain initiatives, acquisition and related integration expenses, amortization of acquired intangible assets, inventory fair value adjustments related to business acquisitions, gain on business acquisition, and non-cash interest expense on convertible debt. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly performance. It is our belief that these non-GAAP financial measures have been particularly useful to investors over the last few years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our new strategy. This strategy includes strengthening our leadership position with biopharmaceutical customers, becoming a strategic supplier in bioscience research markets, leading our industry in product quality and manufacturing effectiveness, and becoming a magnet for talent. The financial impact of certain elements of these activities, particularly acquisitions, are often large relative to our overall financial performance and most of the related charges are recorded in one or two fiscal quarters but not in other fiscal quarters, which can adversely affect the comparability of our results from period to period. Our global supply chain initiatives will significantly reduce our cost structure and improve operational efficiency primarily through the consolidation of manufacturing locations. Non-cash interest expense on convertible debt is the incremental interest expense as a result of a change in accounting principles under FSP APB 14-1. This interest expense is non-cash and we can not control the amount of this expense without modifying our capital structure. We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities. The non-GAAP financial measures presented herein also facilitate comparisons to our historical operating results, which have consistently been presented in this manner.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release. Our earnings guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide GAAP diluted earnings per share guidance because the items excluded, other than amortization expense and non-cash interest expense, are difficult to predict and estimate and are primarily dependent on future events.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of customers’ therapeutics; limitations on cash flow available for operations and investment due to increased debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

–tables follow–

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715 – 1527

(800) 225 – 3384

joshua_young@millipore.com

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715 – 1567

karen_hall@millipore.com

Millipore Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
		(As Adjusted) (a)		(As Adjusted) (a)
Revenues	$408,591	$414,176	$816,531	$810,380
Cost of revenues	179,693	184,013	364,314	372,080

Gross profit	228,898	230,163	452,217	438,300

Selling, general and administrative expenses	130,749	134,484	257,537	259,986
Research and development expenses	29,123	26,172	54,326	51,181

Operating profit	69,026	69,507	140,354	127,133

Gain on business acquisition	—	—	8,542	—
Interest income	176	270	418	381
Interest expense	(14,477)	(18,329)	(29,086)	(36,466)

Income before provision for income taxes	54,725	51,448	120,228	91,048
Provision for income taxes	13,119	11,897	25,068	20,221

Net income	41,606	39,551	95,160	70,827
Less: Net income attributable to noncontrolling interest	1,212	1,349	1,741	2,130

Net income attributable to Millipore	$40,394	$38,202	$93,419	$68,697

Diluted earnings per share	$0.72	$0.69	$1.67	$1.24

Diluted weighted average shares outstanding	55,980	55,693	55,918	55,624

(a)	On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 4, 2009	December 31, 2008
		(As Adjusted) (a)
ASSETS
Current assets:
Cash and cash equivalents	$146,569	$115,462
Accounts receivable, net	294,290	274,529
Inventories	266,039	259,360
Deferred income taxes and other current assets	82,173	103,092

Total current assets	789,071	752,443
Property, plant and equipment, net	584,664	577,410
Deferred income taxes	18,670	10,926
Intangible assets, net	359,628	369,473
Goodwill	1,004,987	1,004,694
Other assets	17,823	18,155

Total assets	$2,774,843	$2,733,101

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$61,088	$4,391
Accounts payable	70,677	70,037
Income taxes payable	4,051	9,966
Accrued expenses and other current liabilities	155,545	162,969

Total current liabilities	291,361	247,363
Deferred income taxes	7,155	7,263
Long-term debt	944,900	1,082,058
Other liabilities	88,389	84,122
Equity	1,443,038	1,312,295

Total liabilities and equity	$2,774,843	$2,733,101

(a)	On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	July 4, 2009	June 28, 2008
		(As Adjusted) (a)
Cash flows from operating activities:
Net income	$95,160	$70,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,867	65,476
Stock-based compensation	12,907	10,939
Amortization of deferred financing costs	1,692	1,718
Amortization of debt discount	7,451	6,974
Deferred income tax provision	12,005	4,325
Gain on business acquisition	(8,542)	—
Business acquisition inventory fair value adjustment	1,057	—
Other	10,170	1,552
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(18,910)	(20,137)
Inventories	(2,696)	(6,153)
Other assets	9,419	565
Accounts payable	(1,126)	(20,971)
Accrued expenses and other current liabilities	(20,621)	(13,290)
Other liabilities	(3,058)	646

Net cash provided by operating activities	156,775	102,471

Cash flows from investing activities:
Additions to property, plant and equipment	(35,366)	(30,783)
Acquisition of business, net of cash acquired	(18,766)	—
Settlement of derivative transactions	—	(32,332)
Other	(2,684)	(3,041)

Net cash (used for) investing activities	(56,816)	(66,156)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	7,098	14,060
Net repayments under the revolving credit facility	(137,174)	(56,103)
Net borrowings (repayments) of short-term debt	55,909	(2,619)
Dividends paid to noncontrolling interest	(1,545)	(895)

Net cash (used for) financing activities	(75,712)	(45,557)

Effect of foreign exchange rates on cash and cash equivalents	6,860	3,850

Net increase (decrease) in cash and cash equivalents	31,107	(5,392)
Cash and cash equivalents at beginning of year	115,462	36,177

Cash and cash equivalents at end of period	$146,569	$30,785

(a)	On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1 concerning convertible debt accounting and Statement of Financial Accounting Standards No. 160 concerning reporting and disclosure of noncontrolling interest in consolidated subsidiaries. These rules require adjustments to prior period financial statements to conform with current accounting treatment.

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended July 4, 2009

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, three months ended July 4, 2009	$228,898	56.0%	$69,026	16.9%	$54,725	$40,394	$0.72

Non-GAAP adjustments:

Costs related to global supply chain initiatives	4,691	1.2%	4,979	1.2%	4,979	3,213	0.06

Business acquisition inventory fair value adjustment	447	0.1%	447	0.1%	447	288	0.01

Acquisition and related integration expenses	9	—	587	0.1%	587	379	0.01

Purchased intangibles amortization	2,010	0.5%	14,226	3.5%	14,226	9,179	0.16

Non-cash interest expense on convertible debt	—	—	—	—	3,626	2,340	0.04

Total non-GAAP adjustments	7,157	1.8%	20,239	4.9%	23,865	15,399	0.28

Non-GAAP results, three months ended July 4, 2009	$236,055	57.8%	$89,265	21.8%	$78,590	$55,793	$1.00

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Six Months Ended July 4, 2009

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, six months ended July 4, 2009	$452,217	55.4%	$140,354	17.2%	$120,228	$93,419	$1.67

Non-GAAP adjustments:

Costs related to global supply chain initiatives	8,293	1.0%	8,823	1.1%	8,823	5,679	0.10

Business acquisition inventory fair value adjustment	1,057	0.1%	1,057	0.1%	1,057	679	0.01

Acquisition and related integration expenses	9	—	1,481	0.2%	1,481	953	0.02

Purchased intangibles amortization	3,959	0.5%	28,221	3.4%	28,221	18,158	0.33

Gain on business acquisition	—	—	—	—	(8,542)	(8,542)	(0.15)

Non-cash interest expense on convertible debt	—	—	—	—	7,210	4,639	0.08

Total non-GAAP adjustments	13,318	1.6%	39,582	4.8%	38,250	21,566	0.39

Non-GAAP results, six months ended July 4, 2009	$465,535	57.0%	$179,936	22.0%	$158,478	$114,985	$2.06

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended June 28, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, three months ended June 28, 2008 (As adjusted)	$230,163	55.6%	$69,507	16.8%	$51,448	$38,202	$0.69

Non-GAAP adjustments:

Costs related to global supply chain initiatives	1,739	0.4%	1,739	0.4%	1,739	1,057	0.02

Purchased intangibles amortization	2,386	0.6%	15,877	3.8%	15,877	9,648	0.17

Non-cash interest expense on convertible debt	—	—	—	—	3,382	2,055	0.04

Total non-GAAP adjustments	4,125	1.0%	17,616	4.2%	20,998	12,760	0.23

Non-GAAP results, three months ended June 28, 2008 (As adjusted)	$234,288	56.6%	$87,123	21.0%	$72,446	$50,962	$0.92

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Six Months Ended June 28, 2008

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Profit	Operating Margin	Pre-tax Income	Net income attributable to Millipore	Diluted EPS
GAAP results, six months ended June 28, 2008 (As adjusted)	$438,300	54.1%	$127,133	15.7%	$91,048	$68,697	$1.24

Non-GAAP adjustments:

Costs related to global supply chain initiatives	3,919	0.5%	3,919	0.5%	3,919	2,472	0.04

Purchased intangibles amortization	4,746	0.6%	31,690	3.9%	31,690	19,915	0.36

Non-cash interest expense on convertible debt	—	—	—	—	6,723	4,224	0.07

Total non-GAAP adjustments	8,665	1.1%	35,609	4.4%	42,332	26,611	0.47

Non-GAAP results, six months ended June 28, 2008 (As adjusted)	$446,965	55.2%	$162,742	20.1%	$133,380	$95,308	$1.71

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the above tables. Non-GAAP gross profit and gross profit margin exclude the costs related to our global supply chain initiatives for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and inventory fair value adjustments from business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. Non-GAAP gross profit and gross profit margin exclude acquisition and related integration expenses in connection with the acquisition of Guava Technologies.

Non-GAAP Operating Profit and Operating Margin

The calculation of non-GAAP operating profit and operating margin is displayed in the above tables. Non-GAAP operating profit and operating margin exclude the amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. Non-GAAP operating profit and operating margin exclude acquisition and related integration expenses in connection with the acquisition of Guava Technologies. The calculation of non-GAAP operating profit and operating margin also excludes the costs related to our global supply chain initiatives described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Pre-tax Income

The calculation of non-GAAP pre-tax income is displayed in the above tables. The calculation of non-GAAP pre-tax income also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses in connection with business acquisition; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP operating profit and operating margin above. We have excluded the gain on business acquisition because this gain is significant and non-recurring for Millipore. In addition, we have also excluded the incremental non-cash interest expense on our convertible debt for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release.

Non-GAAP Net Income Attributable to Millipore

The calculation of non-GAAP net income attributable to Millipore is displayed in the above tables. Because pre-tax income is included in determining net income attributable to Millipore, the calculation of non-GAAP net income attributable to Millipore also excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; non-cash interest expense on convertible debt; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP pre-tax income above.

Non-GAAP Diluted Earnings per Share

The calculation of non-GAAP diluted earnings per share is displayed in the above tables. Because net income attributable to Millipore is included in the diluted earnings per share calculation, the non-GAAP diluted earnings per share calculation excludes costs related to our global supply chain initiatives; acquisition and related integration expenses; gain on business acquisition; non-cash interest expense on convertible debt; and amortization of acquired intangible assets and inventory fair value adjustments related to business acquisitions for the reasons described for non-GAAP net income attributable to Millipore above.

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